UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 13, 2004

MK RESOURCES COMPANY
(Exact name of registrant as specified in its charter)

Delaware	0-23042	82-0487047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East South Temple, Suite 1225 Salt Lake City, Utah	84111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(801) 297-6900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The following information is furnished pursuant to Item 1.01, “Entry into a Material Definitive Agreement” and Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.”

On October 13, 2004, Leucadia National Corporation (“Leucadia”) and MK Resources Company (the “Company”) entered into Amendment No. 11 (“Amendment No. 11”) to the credit agreement between the parties (as amended, the “Credit Agreement”). Amendment No. 11 amended the Credit Agreement to, among other things, increase the amount available for borrowing thereunder to $75 million, increase the interest rate from the prime rate to the prime rate plus 3.0% and provide for a conversion feature which would permit Leucadia to convert outstanding loans under the Credit Agreement into shares of common stock (“Common Stock”) of the Company as follows:

(a) In the event the Company executes and delivers an underwriting agreement to be entered into among the Company and CIBC World Markets Corp. and the other underwriters to be named on Schedule I thereto (the “Underwriting Agreement”) with respect to its proposed public offering of Common Stock and completes the offering in accordance therewith, the outstanding loans under the Credit Agreement shall, subject to clause (d) below, automatically be converted simultaneously with the closing of the public offering into shares of Common Stock at the price at which shares are sold to the public in the public offering (the “Public Offering Price”); provided, however, that if the Remaining Authorized Shares (as defined below) are insufficient to permit all outstanding loans to be converted simultaneously with the closing of the public offering, only the amount of outstanding loans equal to the Maximum Conversion Amount (as defined below) shall be converted at such time, and if any Remaining Authorized Shares exist upon expiration of the over-allotment option set forth in the Underwriting Agreement, the Company shall recalculate the Maximum Conversion Amount on the 30th day after the date of the Underwriting Agreement and an additional amount of outstanding loans equal to the Maximum Conversion Amount shall automatically convert on such date. “Remaining Authorized Shares” means the Company’s remaining authorized shares of Common Stock available for issuance and not reserved for issuance pursuant to the Underwriting Agreement (in the case of a conversion pursuant to this clause (a)) or any of the Company’s stock incentive or option plans in effect on the date of Amendment No. 11). “Maximum Conversion Amount” means, at any time, the amount determined by multiplying (i) Remaining Authorized Shares at such time by (ii) the Conversion Price (as defined below) or the Public Offering Price, as the case may be.

(b) In the event that the Company withdraws the filing of its registration statement no. 333-116344 with the SEC, Leucadia shall have the option from time to time to convert all or a portion of the outstanding loans into shares of Common Stock at a conversion price equal to $1.75 per share (the “Conversion Price”).

(c) Leucadia shall exercise its option in clause (b) above by delivering to the Company a written notice (the “Conversion Notice”) of its intention to exercise its option and setting forth the contemplated conversion date, which shall be at least 10 days following delivery of the Conversion Notice (the “Conversion Date”).

(d) (i) If outstanding loans are subject to conversion pursuant to clause (a) or clause (b) above and the Remaining Authorized Shares are insufficient to convert the entire balance of the outstanding loans into shares of Common Stock, in the case of clause (a) on or before the 30th day after the date of the

Underwriting Agreement, and in the case of clause (b) on the Conversion Date, the Company shall promptly submit to the stockholders for approval a proposal to amend the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock by at least an amount sufficient to permit the remaining balance of loans to be converted into shares of Common Stock at the Conversion Price or the Public Offering Price, as the case may be. Leucadia has agreed to vote all of its shares of Common Stock in favor of any such proposal.

(ii) If the stockholders of the Company approve the proposal set forth in clause (i) above, the Company shall, within ten (10) business day after the meeting of stockholders at which such approval was obtained, amend its Certificate of Incorporation to increase its authorized shares of Common Stock as approved by its stockholders and, upon effectiveness of such amendment in accordance with the Delaware General Corporation Law, the entire remaining balance of loans shall be converted into the number of shares of Common Stock determined by dividing (i) the aggregate principal amount of all remaining outstanding loans by (ii) the Conversion Price or Public Offering Price, as the case may be. Upon conversion of all outstanding loans under the Credit Agreement and the payment of any interest and/or commitment fees owed to Leucadia by the Company under the Credit Agreement, the Credit Agreement shall be terminated.

The foregoing description of Amendment No. 11 is a summary thereof and does not purport to be complete. The full text of Amendment No. 11 is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit 10.1	Amendment No. 11 to Credit Agreement, dated as of October 13, 2004, between MK Resources Company and Leucadia National Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MK RESOURCES COMPANY

/s/ John C. Farmer
John C. Farmer
Chief Financial Officer and Secretary

Date: October 14, 2004

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Amendment No. 11 to Credit Agreement, dated as of October 13, 2004, between MK Resources Company and Leucadia National Corporation.